EXHIBIT 99.1

Contact at 214-432-2000 Michael R. Haack President and CEO D. Craig Kesler Executive Vice President & CFO Robert S. Stewart Executive Vice President

News For Immediate Release

EAGLE MATERIALS REPORTS THIRD QUARTER RESULTS

DALLAS, TX (February 4, 2020) Eagle Materials Inc. (NYSE: EXP) today reported financial results for the third quarter of fiscal 2020 ended December 31, 2019. Notable items for the quarter are highlighted below (unless otherwise noted, all comparisons are with the prior year’s fiscal third quarter):

Third Quarter Fiscal 2020 Results

•	Third quarter revenue of $350.2 million, up 5%

•	Net loss per diluted share of $2.77, down 323%

•	Asset impairments of $224.3 million related to the Oil and Gas Proppants business were the principal factor contributing to the net loss for the quarter

•	Adjusted earnings per share of $1.51, up 22%

•	Adjusted earnings per share is a non-GAAP financial measure calculated by excluding non-routine items in the manner described in Attachment 6.

•	Net loss of $114.6 million, down 299%

•	Adjusted EBITDA of $118.7 million, up 6%

•	Adjusted EBITDA is a non-GAAP financial measure calculated by excluding non-routine items in the manner described in Attachment 6.

Commenting on the third quarter results, Michael Haack, President and CEO, said, “We are pleased that during the third quarter of fiscal 2020 we capitalized on robust underlying demand across our geographic footprint to achieve a 5% revenue improvement. Notably, our Cement sales volume was up 7% to a record 1.4 million tons. Market demand for our Wallboard also remained healthy, with shipments up 2%. Our operational cost-control initiatives and continued strong operational execution also contributed to the favorable third-quarter performance.”

Mr. Haack concluded, “The outlook for calendar 2020 is positive. We expect demand for our building materials and construction products will continue to be supported by several advantageous market dynamics, including ongoing growth in jobs, high consumer confidence and low interest rates.”

As previously announced, on November 25, 2019, Eagle entered into a definitive agreement with Kosmos Cement Company (a joint venture between CEMEX S.A.B. de C.V. and Buzzi Unicem S.p.A), to purchase the Kosmos cement plant in Louisville, Kentucky, as well as seven distribution terminals and substantial raw-material reserves. The plant has the capacity to produce nearly 1.7 million tons of cement annually. Eagle expects that the acquisition will

increase its U.S. annual cement capacity by approximately 25% to more than 7.5 million tons.    The purchase price is $665 million, subject to customary post-closing adjustments. Eagle expects the transaction to close in its fiscal 2020 fourth quarter following the receipt of required regulatory approvals and other typical closing conditions. Eagle intends to finance the acquisition through a combination of cash on hand and borrowings under a new syndicated term loan facility.

Segment Results

Heavy Materials: Cement, Concrete and Aggregates

Revenue in the Heavy Materials sector, which includes Cement, Concrete and Aggregates, and Joint Venture and intersegment Cement revenue, was $229.8 million, an 18% increase. Heavy Materials operating earnings increased 19% to $57.5 million primarily because of higher sales volume and net sales prices.

Cement revenue, including Joint Venture and intersegment revenue, was up 12% to $183.0 million, reflecting improved net sales prices and sales volume. The average net sales price for the quarter increased 2% to $110.09 per ton. Cement sales volume for the quarter was a record 1.4 million tons, up 7% versus the prior year.

Operating earnings from Cement were $54.2 million, 15% above the same quarter a year ago. The earnings improvement was primarily due to higher sales volume and net sales prices.

Concrete and Aggregates revenue for the third quarter was $46.8 million, an increase of 53%. Third quarter operating earnings were $3.3 million, a 222% increase, reflecting record Concrete sales volume, improved Concrete and Aggregates sales prices and the financial results of a small concrete and aggregates business that Eagle acquired in August 2019.

Light Materials: Gypsum Wallboard and Paperboard

Revenue in the Light Materials sector, which includes Gypsum Wallboard and Paperboard, declined 4% from the prior year, as improved sales volume was offset by lower pricing. Gypsum Wallboard sales volume was 669 million square feet (MMSF), up approximately 2%, while the average Gypsum Wallboard net sales price declined 8% to $146.46 per MSF.

Paperboard sales volume for the quarter was up 8%. The average Paperboard net sales price this quarter was $460.65 per ton, down 11%, primarily as a result of the pricing provisions in our long-term sales agreements.

Operating earnings were $47.5 million in the sector, a decline of 7%, due primarily to lower net sales prices and increased costs associated with the plant expansion partially offset by improved sales volume and lower operating costs. Operating costs during the quarter declined primarily due to lower energy and recycled fiber costs. In connection with the planned expansion of our papermill, we had an extended outage during the quarter to install new operating equipment. This outage reduced production and led to increased costs of approximately $1.5 million during the quarter.

Oil and Gas Proppants

Revenue in the Oil and Gas Proppants segment was $7.3 million, down 48%, primarily reflecting a 45% decrease in Frac Sand sales volume. The operating loss of $6.8 million during the quarter included $3.4 million of depreciation, depletion and amortization.

During the second half of calendar year 2019, our Frac Sand business has been increasingly affected by a combination of reduced drilling and completion activity and increased use of local in-basin sand by oil field service companies and other customers instead of northern white frac sand. These trends are expected to continue in the near term. Consequently, in connection with the preparation of our financial statements for the third quarter of fiscal 2020, we recorded impairments of $217 million for long-lived assets and $7 million of other assets.

Planned Separation of Heavy Materials and Light Materials Businesses

As previously announced on May 30, 2019, the Company plans to separate its Heavy Materials and Light Materials businesses into two independent, publicly traded corporations by means of a tax-free spin-off to Eagle shareholders. We anticipate that the separation will be completed in the summer of calendar 2020. The Company also continues to pursue alternatives for its Oil and Gas Proppants business.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the Joint Venture). We use the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenue and operating earnings, which is consistent with the way management organizes the segments within Eagle for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenue as a part of a segment’s total revenue. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of these amounts.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Portland Cement, Gypsum Wallboard and Recycled Gypsum Paperboard, and Concrete, Sand and Aggregates from more than 75 facilities across the US. Eagle’s corporate headquarters is in Dallas, Texas.

EXP’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) on Tuesday, February 4, 2020. The conference call will be webcast simultaneously on the EXP website, eaglematerials.com. A replay of the webcast and the presentation will be archived on the website for one year.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; availability of raw materials; changes in energy costs including, without limitation, natural gas, coal and oil; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; fluctuations in or changes in the nature of activity in the oil and gas industry, including fluctuations in the level of fracturing activities and the demand for frac sand and changes in processes or substitutions in materials used in well fracturing; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions specific to any one or more of the Company’s markets; competition; a cyber-attack or data security breach; announced increases in capacity in the gypsum wallboard, cement and frac sand industries; changes in the demand for residential housing construction or commercial construction; risks related to pursuit of acquisitions, joint ventures and other transactions; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) could affect the revenue and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. With respect to our proposed acquisition of certain assets from Kosmos Cement Company as described in this press release, factors, risks and uncertainties that may cause actual events and developments to vary materially from those anticipated in such forward-looking statements include, but are not limited to, the inability to complete the acquisition within the expected time frame, or at all, failure to realize expected synergies from or other benefits of the transaction, possible negative effects resulting from consummation of the transaction, significant transaction or ownership transition costs, unknown liabilities or other adverse developments affecting the assets to be acquired and the target business, including the effect on the target business of the same or similar factors discussed above to which our Heavy Materials business is subject. Finally, the proposed separation of our Heavy Materials and Light Materials businesses into two independent, publicly traded corporations is subject to various risks and uncertainties, and may not be completed on the terms or timeline currently contemplated, or at all. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and subsequent quarterly and annual reports upon filing. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214-432-2000.

Michael R. Haack

Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

Attachment 1    Statement of Consolidated Earnings

Attachment 2    Revenue and Earnings by Lines of Business

Attachment 3    Sales Volume, Average Net Sales Prices and Intersegment and Cement Revenue

Attachment 4    Consolidated Balance Sheets

Attachment 5    Depreciation, Depletion and Amortization by Lines of Business

Attachment 6    Reconciliation of Non-GAAP Financial Measures

Eagle Materials Inc.

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
Revenue	$350,249	$333,285	$1,135,372	$1,108,540
Cost of Goods Sold	262,735	252,864	868,023	838,554

Gross Profit	87,514	80,421	267,349	269,986

Equity in Earnings of Unconsolidated JV	10,700	9,507	32,489	28,931
Corporate General and Administrative Expenses	(13,794)	(9,408)	(48,506)	(27,333)
Litigation Settlements and Losses	—	—	—	(1,800)
Impairment Losses	(224,267)	—	(224,267)	—
Other Non-Operating Income	825	1,292	1,967	2,291

(Loss) Earnings before Interest and Income Taxes	(139,022)	81,812	29,032	272,075
Interest Expense, net	(9,543)	(7,294)	(28,526)	(20,743)

(Loss) Earnings before Income Taxes	(148,565)	74,518	506	251,332
Income Tax Benefit (Expense)	33,933	(16,803)	(2,041)	(54,675)

Net (Loss) Earnings	$(114,632)	$57,715	$(1,535)	$196,657

(LOSS) EARNINGS PER SHARE
Basic	$(2.77)	$1.25	$(0.04)	$4.18

Diluted	$(2.77)	$1.24	$(0.04)	$4.15

AVERAGE SHARES OUTSTANDING
Basic	41,314,289	46,275,198	42,246,329	47,059,408

Diluted	41,314,289	46,495,994	42,246,329	47,403,271

Eagle Materials Inc.

Attachment 2

Eagle Materials Inc.

Revenue and Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
Revenue*

Heavy Materials:
Cement (Wholly Owned)	$148,475	$134,845	$502,452	$453,800
Concrete and Aggregates	46,797	30,495	141,762	110,247

	195,272	165,340	644,214	564,047

Light Materials:
Gypsum Wallboard	125,070	130,954	380,454	402,978
Gypsum Paperboard	22,562	22,891	74,170	76,249

	147,632	153,845	454,624	479,227
Oil and Gas Proppants	7,345	14,100	36,534	65,266

Total Revenue	$350,249	$333,285	$1,135,372	$1,108,540

Segment Operating Earnings
Heavy Materials:
Cement (Wholly Owned)	$43,480	$37,690	$124,338	$113,147
Cement (Joint Venture)	10,700	9,507	32,489	28,931
Concrete and Aggregates	3,334	1,037	15,023	10,621

	57,514	48,234	171,850	152,699

Light Materials:
Gypsum Wallboard	38,484	43,543	114,872	139,694
Gypsum Paperboard	9,021	7,475	29,060	26,078

	47,505	51,018	143,932	165,772

Oil and Gas Proppants	(6,805)	(9,324)	(15,944)	(19,554)

Sub-total	98,214	89,928	299,838	298,917
Corporate General and Administrative Expense	(13,794)	(9,408)	(48,506)	(27,333)
Litigation Settlements and Losses	—	—	—	(1,800)
Impairment Losses	(224,267)		(224,267)
Other Non-Operating Income	825	1,292	1,967	2,291

(Loss) Earnings before Interest and Income Taxes	$(139,022)	$81,812	$29,032	$272,075

*	Net of Intersegment and Joint Venture Revenue listed on Attachment 3

Eagle Materials Inc.

Attachment 3

Eagle Materials Inc.

Sales Volume, Average Net Sales Prices and Intersegment and Cement Revenue

(unaudited)

	Sales Volume
	Quarter Ended December 31,			Nine Months Ended December 31,
	2019	2018	Change	2019	2018	Change
Cement (M Tons):
Wholly Owned	1,199	1,126	+6%	4,046	3,740	+8%
Joint Venture	240	218	+10%	721	672	+7%

	1,439	1,344	+7%	4,767	4,412	+8%

Concrete (M Cubic Yards)	357	237	+51%	1,095	846	+29%

Aggregates (M Tons)	749	747	0%	2,608	2,616	0%

Gypsum Wallboard (MMSF)	669	653	+2%	2,010	1,992	+1%

Paperboard (M Tons):
Internal	33	32	+3%	99	95	+4%
External	47	42	+12%	148	140	+6%

	80	74	+8%	247	235	+5%

Frac Sand (M Tons)	200	365	-45%	963	1,129	-15%

	Average Net Sales Price*
	Quarter Ended December 31,			Nine Months Ended December 31,
	2019	2018	Change	2019	2018	Change
Cement (Ton)	$110.09	$107.54	+2%	$109.69	$107.94	+2%
Concrete (Cubic Yard)	$112.96	$102.94	+10%	$108.17	$102.72	+5%
Aggregates (Ton)	$9.20	$8.68	+6%	$9.36	$9.30	+1%
Gypsum Wallboard (MSF)	$146.46	$159.38	-8%	$148.51	$161.63	-8%
Paperboard (Ton)	$460.65	$519.29	-11%	$482.34	$520.02	-7%

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenue
	Quarter Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
Intersegment Revenue:
Cement	$6,174	$3,518	$17,130	$11,769
Concrete and Aggregates	350	346	1,134	1,178
Paperboard	15,251	16,747	48,190	49,799

	$21,775	$20,611	$66,454	$62,746

Cement Revenue:
Wholly Owned	$148,475	$134,845	$502,452	$453,800
Joint Venture	28,382	25,369	85,775	78,112

	$176,857	$160,214	$588,227	$531,912

Eagle Materials Inc.

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	December 31,		March 31,
	2019	2018	2019*
ASSETS
Current Assets –
Cash and Cash Equivalents	$126,255	$17,060	$8,601
Accounts and Notes Receivable, net	140,283	133,873	128,722
Inventories	234,264	251,260	275,194
Federal Income Tax Receivable	—	314	5,480
Prepaid and Other Assets	6,997	6,966	9,624

Total Current Assets	507,799	409,473	427,621

Property, Plant and Equipment, net	1,269,733	1,627,152	1,426,939
Investments in Joint Venture	71,862	61,988	64,873
Operating Lease Right of Use Asset	29,346	—	—
Notes Receivable	9,192	3,022	2,898
Goodwill and Intangibles	230,099	236,936	229,115
Other Assets	12,194	16,845	17,717

	$2,130,225	$2,355,416	$2,169,163

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$65,035	$77,611	$80,884
Accrued Liabilities	87,690	66,921	61,949
Operating Lease Liabilities	10,601	—	—
Current Portion of Senior Notes	—	36,500	36,500

Total Current Liabilities	163,326	181,032	179,333

Long-term Liabilities	36,648	30,554	34,492
Non-current Lease Liabilities	51,939	—	—
Bank Credit Facility	585,000	245,000	310,000
4.500% Senior Unsecured Notes due 2026	345,594	344,924	345,092
Deferred Income Taxes	50,391	133,569	90,759
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; None issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 41,643,970; 46,238,591 and 45,117,393 Shares, respectively	416	462	451
Capital in Excess of Par Value	8,325	—	—
Accumulated Other Comprehensive Losses	(3,215)	(3,844)	(3,316)
Retained Earnings	891,801	1,423,719	1,212,352

Total Stockholders’ Equity	897,327	1,420,337	1,209,487

	$2,130,225	$2,355,416	$2,169,163

*	From audited financial statements

Eagle Materials Inc.

Attachment 5

Eagle Materials Inc.

Depreciation, Depletion and Amortization by Lines of Business

(dollars in thousands)

(unaudited)

The following table presents depreciation, depletion and amortization by lines of business for the quarter and nine months ended December 31, 2019 and 2018:

	Depreciation, Depletion and Amortization
	Quarter Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
Cement	$14,189	$13,242	$42,275	$38,909
Concrete and Aggregates	3,105	2,049	8,050	6,154
Gypsum Wallboard	5,050	4,978	15,149	15,009
Paperboard	2,244	2,150	6,610	6,387
Oil and Gas Proppants	3,445	6,964	11,087	24,403
Corporate and Other	578	402	1,773	1,099

	$28,611	$29,785	$84,944	$91,961

Eagle Materials Inc.

Attachment 6

Eagle Materials Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited)

(Dollars in thousands, other than earnings per share amounts, and number of shares in millions)

Adjusted Earnings per Diluted Share (Adjusted EPS)

Adjusted EPS is a non-GAAP financial measure and represents earnings per diluted share excluding the impacts from non-routine items, such as impairment losses and business development costs (Non-routine Items). Management uses measures of earnings excluding the impact of Non-routine Items as a basis for comparing operating results of the Company from period to period and for purposes of its budgeting and planning processes. Although management believes that Adjusted EPS is useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation, or as a substitute for, earnings per diluted share and the related financial information prepared in accordance with GAAP. In addition, our presentation of Adjusted EPS may not be the same as similarly titled measures reported by other companies, limiting its usefulness as a comparative measure.

The following shows the calculation of Adjusted EPS and reconciles Adjusted EPS to earnings per diluted share in accordance with GAAP for the three months ended December 31, 2019:

Three Months Ended December 31, 2019
Impairment Losses [1]	$224,267
Business Development Costs [2]	3,367
Plant Expansion Costs [3]	1,500

Non-routine Items	$229,134
Tax Impact	(50,868)

After-tax Impact of Non-routine Items	178,266
Diluted average shares outstanding [4]	41.6
Diluted earnings per share impact from Non-routine Items	$4.28

[1]	Represents asset impairment losses related to the Frac Sand business
[2]	Represents non-routine charges associated with acquisitions and separation costs
[3]	Represents the impact of an outage at the Republic Paperboard papermill associated with the planned expansion
[4]

As reported diluted average shares outstanding for the three months ended December 31, 2019 excludes approximately 300,000 equity instruments to purchase share of common stock as their impact would be antidilutive because Eagle’s reported income was in a loss position during the period. When adjusting income to the company in the period for the adjustments described above, these shares become dilutive.

Three Months Ended December 31, 2019
Diluted EPS in accordance with generally accepted accounting principles	$(2.77)
Add back: Earnings per diluted share impact from Non-routine Items	$4.28

Adjusted EPS	$1.51

Eagle Materials Inc.

Attachment 6 (Continued)

EBITDA and Adjusted EBITDA

Similar to the presentation of Adjusted EPS, we present Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to provide more consistent comparison of operating performance from period to period. EBITDA is a non-GAAP financial measure that provides supplemental information regarding the operating performance of our business without regard to financing methods, capital structures or historical cost basis. Adjusted EBITDA is also a non-GAAP financial measure that further excludes the same non-routine items excluded in the calculation of Adjusted Earnings per Diluted Share as described above. Management uses EBITDA and Adjusted EBITDA as alternative bases for comparing the operating performance of Eagle from period to period, for purposes of its budgeting and planning processes, and for purposes of monitoring compliance with specific requirements of its credit agreement and other debt instruments. Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate Adjusted EBITDA in the same manner. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as an alternative to net income, cash flow from operations or any other measure of financial performance in accordance with GAAP.

The following shows the calculation of EBITDA and Adjusted EBITDA and reconciles them to net (loss) earnings in accordance with GAAP for the three months ended December 31, 2019 and 2018.

	Three Months Ended December 31,
	2019	2018
Net (Loss) Earnings	$(114,632)	$57,715
Income Tax (Benefit) Expense	(33,933)	16,803
Interest Expense	9,543	7,294
Depreciation, Depletion and Amortization	28,611	29,785

EBITDA	(110,411)	111,597
Impairment Losses	224,267	—
Business Development Costs	3,367	—
Plant Expansion Costs	1,500	—

Adjusted EBITDA	$118,723	$111,597